Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL, INC. ANNOUNCES
2006 SECOND QUARTER AND FIRST-HALF OPERATING RESULTS
Company achieves 14th consecutive quarter of revenue growth at a 30% annualized rate;
Implements cost reductions as a result of recent acquisition
     Cleveland, Ohio, August 7, 2006...DATATRAK International, Inc. (Nasdaq: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the second quarter and first-half of 2006.
     For the three months ended June 30, 2006, revenue increased approximately 30% to $4,829,000, and the Company reported a net loss of $(702,000), or $(0.06) per share on a basic and fully diluted basis. These results compared with revenue of $3,724,000, and net income of $261,000, or $0.03 per share basic and $0.02 per share on a fully diluted basis, in the second quarter of 2005.
     For the six months ended June 30, 2006, DATATRAK’s revenue increased approximately 27% to $9,330,000, and a net loss of $(783,000), or $(0.07) per share on a basic and fully diluted basis was recorded for the period. The Company reported revenue of $7,359,000, and net income of $793,000, or $0.08 per share basic and $0.07 per share on a fully diluted basis, in the corresponding period of the previous year.
     DATATRAK recorded severance charges totaling $295,000 in the second quarter of 2006 associated with the reduction of 10 employees following the acquisition that was completed in February 2006. This reduction in employees is expected to decrease the Company’s quarterly selling, general and administrative expenses by approximately $185,000 beginning in the third quarter of 2006. Non-cash expense items incurred in the second quarter of 2006 that were not incurred in the second quarter of 2005 were $345,000 of depreciation and amortization related to the acquisition and $84,000 of stock based compensation expense related to the adoption of FAS 123(R). Non-cash and severance charges in the second quarter that were not incurred in the corresponding 2005 quarter totaled $724,000. Non-cash expense items and severance charges incurred for the first six months of 2006 that were not incurred in the corresponding six month period last year totaled $1,043,000.
     As previously announced, on February 13, 2006, DATATRAK acquired all of the outstanding stock of ClickFind, Inc., (“ClickFind”) of Bryan, Texas, a privately-held company focused on the provision of integrated technology solutions for clinical trials. The operating results of ClickFind have been included in the Company’s results of operations for all periods subsequent to February 13, 2006.

     On July 20, 2005 DATATRAK’s Board of Directors approved a three-for-two share split that was distributed in the form of a 50% share dividend. The Company’s shareholders of record at the close of business on August 15, 2005 received one additional Common Share for every two Common Shares held on that date. The new Common Shares were distributed on August 31, 2005 and began trading ex-dividend on September 1, 2005. The Company has restated all prior reported common share and per share amounts as if the share split had occurred at the beginning of the earliest period being reported.
     DATATRAK’s backlog at June 30, 2006 was $16.6 million and backlog currently stands at approximately $15.0 million. This compares to a backlog of $20.3 million at December 31, 2005. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
     “We have been very pleased with our progress in the clinical trials and cardiac safety markets this quarter”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “Our second quarter showed new business with both Version 4.0 and eClinical platforms, though the clear predominance of new projects was on the broader eClinical software suite. We added seven new customers during the second quarter, inclusive of the announced contributions of five new clients from our relationship with Duke’s COResearch division.”
     “During this quarter we were able to advance three customers to standardize on the DATATRAK eClinical™ platform for all their clinical trials. As announced, two of these companies were CROs and one was a European pharmaceutical company. This standardization movement is something that likely would not have occurred without the broader platform. We also were successful at obtaining our first DATATRAK eClinical™ contract with a new multi-billion dollar, top ten pharmaceutical company. These relationships represent the first time we have been selected as the standard platform for such organizations, which progresses beyond the traditional vendor-selection mode and they are indicators of future growth potential. The top ten pharmaceutical company selecting DATATRAK validates our belief that the eClinical platform has changed the market landscape somewhat and makes it easier for companies, large and small, to use DATATRAK eClinical™ as a complete Enterprise information management application for their clinical trials.”
     “Our business pipeline continues to increase at a record pace. However, the higher expense levels of the combined companies immediately following the acquisition and prior to the completion of our cost savings measures as well as the negative contributions of non-cash items produced a loss for the quarter. In late June we eliminated 10 non-revenue-generating positions which will lead to significant quarterly expense reductions moving forward. This action has no impact on our ability to deliver on new clinical trials. We have begun discontinuing our outsourced development, as this work can now be absorbed internally. Though not fully completed at this time, expected savings from this action by the end of 2006 will yield additional yearly cost savings of approximately $780,000.”
     “Backlog has not risen this quarter because new project signings and change orders have not kept pace with recognized revenue. Our relationships are deeper than ever with our expanding client base, but contracts are still signed on a trial-by-trial basis. Several customers during this quarter decided to standardize on DATATRAK, which we believe is very significant from a long-term business perspective; but that decision alone has no immediate effect on the backlog calculation. Presently, the make-up of our backlog with the new eClinical platform is composed of smaller trials of shorter duration. This snapshot can be reflective of a higher proportion of customers in early stage development versus larger and longer Phase III clinical trials that follow later with successful products and represent a logical by-product of clients standardizing on a platform for the future. In an absolute sense, backlog is obviously necessary for growth, but throughout our history and business model it has been demonstrated to be a relatively insensitive indicator of future revenue. This is shown by comparing a 24 month analysis of quarterly results as of June 30, 2006 against the same period in 2004; revenue increased 85% while the corresponding backlog rose only 10%.”
     Green concluded, “Compared to 2005, the number of clinical trials has approximately doubled in the three and six month periods of this year leading to revenue growth of approximately 30% and 27%, respectively. We have long-standing current customers transitioning to the new platform without hesitancy. Our pipeline is at record levels, we are now attracting multi-billion dollar clients to our product suite, customers are standardizing on our unified platform and our growth into the cardiac safety arena is gaining momentum. Our new eClinical platform, which includes cardiac safety, is achieving unprecedented levels of interest resulting in a robust new business pipeline. Our previously stated goals for growth over the next several years have an even firmer foundation because of these developments. Patience will be required for the full benefits to be realized as we progress through the next few quarters but the trends are solidly moving in the right direction.”
     The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 719-457-2637 (access code 2164638) a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 2nd Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
     A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on August 7, 2006 and will run until 1:00 a.m. ET on August 16, 2006. The phone replay can be accessed by dialing 719-457-0820 (access code 2164638). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 2nd Quarter Earnings Call”.
     DATATRAK International, Inc. is a worldwide technology and services company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Technology Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 56 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ stock market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its recent acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x110	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2006	December 31, 2005
Cash and investments	$4,174,145	$9,362,922
Accounts receivable, net	3,249,287	2,853,823
Deferred tax asset	1,497,000	1,200,000
Goodwill	12,957,069	—
Other	8,254,286	2,690,004

Total assets	$30,131,787	$16,106,749

Accounts payable and other current liabilities	$3,331,185	$2,409,761
Long-term liabilities	5,553,600	—
Shareholders’ equity	21,247,002	13,696,988

Total liabilities and shareholders’ equity	$30,131,787	$16,106,749

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,
	2006	2005
Revenue	$4,829,445	$3,724,072
Direct costs	1,377,998	926,766

Gross profit	3,451,447	2,797,306

Selling, general and administrative expenses	3,538,358	2,375,663
Severance expense	294,974	—
Depreciation and amortization	596,362	201,041

(Loss) income from operations	(978,247)	220,602

Interest income	50,268	52,416
Interest (expense)	(91,611)	—

(Loss) income before income taxes	(1,019,590)	273,018

Income tax (benefit) expense	(318,000)	12,285

Net (loss) income	$(701,590)	$260,733

Net (loss) income per share:
Basic:
Net (loss) income per share	$(0.06)	$0.03

Weighted-average shares outstanding	11,371,919	10,181,763

Diluted:
Net (loss) income per share	$(0.06)	$0.02

Weighted-average shares outstanding	11,371,919	11,407,206

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Six Months Ended June 30,
	2006	2005
Revenue	$9,330,313	$7,359,424
Direct costs	2,549,874	1,841,534

Gross profit	6,780,439	5,517,890

Selling, general and administrative expenses	6,519,570	4,420,966
Severance expense	294,974	—
Depreciation and amortization	1,035,044	376,681

(Loss) income from operations	(1,069,149)	720,243

Interest income	131,369	97,158
Interest (expense)	(141,880)	—

(Loss) income before income taxes	(1,079,660)	817,401

Income tax (benefit) expense	(297,000)	24,558

Net (loss) income	$(782,660)	$792,843

Net (loss) income per share:
Basic:
Net (loss) income per share	$(0.07)	$0.08

Weighted average shares outstanding	11,113,677	10,121,826

Diluted:
Net (loss) income per share	$(0.07)	$0.07

Weighted average shares outstanding	11,113,677	11,358,258